Exhibit 99.2

968
968
CSX
CSX
HOW TOMORROW MOVES

CSX QUARTERLY FINANCIAL REPORT
THIRD QUARTER 2014

CSX Corporation Announces Record Third-Quarter Results

Highlights:

•	Record third-quarter results for revenue, operating income, net earnings and EPS

•	Operating income increased 16 percent and operating ratio improved 220 basis points

•	Modest earnings growth expected for full-year 2014, with double-digit earnings growth and margin expansion expected in 2015

JACKSONVILLE, Fla. - October 14, 2014 - CSX Corporation (NYSE: CSX) today announced record third quarter net earnings of $509 million, or $0.51 per share, up from net earnings of $455 million, or $0.45 per share, in the same period last year. This performance was supported by volume increases of 7 percent, with broad-based growth across nearly all markets CSX serves.
“As the economy continues to expand, the company’s record third-quarter results are built on the foundation of CSX’s network reach, sustainable growth opportunities, and the efforts of our 31,000 employees,” said Michael J. Ward, president, chairman and chief executive officer. “At the same time, we are focused on the execution of our core strategy. That means enhancing our ability to grow faster than the economy, price above inflation, make strategic investments and produce ever more efficient operations to continue delivering superior shareholder value.”
Revenue of $3.2 billion, an 8 percent increase over the same period last year, is evidence of CSX’s ability to leverage the continued economic momentum that is driving strength across nearly all markets CSX serves, coupled with secular growth trends in the intermodal and energy markets. With the high level of demand and operations that remained stable, the company produced operating income of $976 million and an operating ratio of 69.7 percent.
On the strength of this performance, CSX expects to sustain double-digit earnings growth and margin expansion in 2015, and continues to target a mid-60s operating ratio longer term.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	David Baggs
Network Map.........................................p. 11	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Melanie Cost
	Reports on Form 8-K.		(904) 359-1702

CSX executives will conduct a quarterly earnings conference call with the investment community on October 15, 2014, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 26, 2014	Sep. 27, 2013(a)	$ Change	% Change	Sep. 26, 2014	Sep. 27, 2013(a)	$ Change	% Change

Revenue	$3,221	$2,985	$236	8%	$9,477	$8,994	$483	5%
Expense
Labor and Fringe	845	791	(54)	(7)	2,468	2,335	(133)	(6)
Materials, Supplies and Other	610	576	(34)	(6)	1,860	1,643	(217)	(13)
Fuel	393	407	14	3	1,255	1,248	(7)	(1)
Depreciation	291	277	(14)	(5)	861	823	(38)	(5)
Equipment and Other Rents	106	94	(12)	(13)	321	285	(36)	(13)
Total Expense	2,245	2,145	(100)	(5)	6,765	6,334	(431)	(7)

Operating Income	976	840	136	16	2,712	2,660	52	2

Interest Expense	(137)	(136)	(1)	(1)	(412)	(423)	11	3
Other (Expense) Income - Net (b)	(26)	5	(31)	(620)	(31)	11	(42)	(382)
Earnings Before Income Taxes	813	709	104	15	2,269	2,248	21	1

Income Tax Expense (c)	(304)	(254)	(50)	(20)	(833)	(810)	(23)	(3)
Net Earnings	$509	$455	$54	12%	$1,436	$1,438	$(2)	—%

Operating Ratio	69.7%	71.9%			71.4%	70.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.51	$0.45	$0.06	13%	$1.43	$1.41	$0.02	1%

Average Shares Outstanding, Assuming Dilution (millions)	999	1,018			1,004	1,021

Cash Dividends Paid Per Common Share	$0.16	$0.15			$0.47	$0.44

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 26, 2014	Dec. 27, 2013
ASSETS

Cash and Cash Equivalents	$479	$592
Short-term Investments	575	487
Other Current Assets	1,622	1,523
Properties - Net	27,994	27,291
Investment in Affiliates and Other Companies	1,345	1,298
Other Long-term Assets	608	591
Total Assets	$32,623	$31,782

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$230	$533
Other Current Liabilities	2,001	1,891
Long-term Debt	9,387	9,022
Deferred Income Taxes	8,742	8,662
Other Long-term Liabilities	1,121	1,170
Total Liabilities	21,481	21,278

Total Shareholders' Equity	11,142	10,504
Total Liabilities and Shareholders' Equity	$32,623	$31,782

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 26, 2014	Sep. 27, 2013
OPERATING ACTIVITIES
Net Earnings	$1,436	$1,438
Depreciation	861	823
Deferred Income Taxes	90	229
Gains on Property Dispositions	(5)	(68)
Other Operating Activities - Net	(80)	77
Net Cash Provided by Operating Activities	2,302	2,499

INVESTING ACTIVITIES
Property Additions	(1,557)	(1,687)
Purchase of Short-term Investments	(1,170)	(809)
Proceeds from Sales of Short-term Investments	1,102	1,307
Other Investing Activities	5	(54)
Net Cash Used in Investing Activities	(1,620)	(1,243)

FINANCING ACTIVITIES
Long-term Debt Issued	1,000	—
Long-term Debt Repaid	(932)	(779)
Dividends Paid	(470)	(448)
Shares Repurchased (d)	(388)	(224)
Other Financing Activities - Net	(5)	2
Net Cash Used in Financing Activities	(795)	(1,449)

Net Decrease in Cash and Cash Equivalents	(113)	(193)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	592	784
Cash and Cash Equivalents at End of Period	$479	$591

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Prior period revision: Previously reported 2013 quarterly results have been revised as disclosed in CSX's most recent annual report on Form 10-K, resulting in decreases to prior year third quarter revenue of $14 million and earnings per share of $0.01.

Income Statement

b)
Other (Expense) Income - Net: In the third quarter of 2014, CSX recognized a $16 million expense for an early redemption premium related to the early retirement of notes. Environmental cleanup costs related to non-operating activities were $13 million and $26 million for the third quarter and nine months of 2014, respectively.

c)
Income Tax Expense: While there were no material tax adjustments in the third quarter of 2014, during prior year third quarter, the Company recorded an income tax benefit of $11 million, or $0.01 per share, primarily as a result of changes in state legislation.

Cash Flow Statement

d)	Share repurchases: There were 13 million shares repurchased for $388 million and 9 million shares repurchased for $224 million during the nine months of 2014 and 2013, respectively.

CSX Corporation

VOLUME AND REVENUE (Unaudited)(a)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 26, 2014 and September 27, 2013

	Volume			Revenue			Revenue Per Unit
	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change
Agricultural
Agricultural Products	98	87	13%	$260	$223	17%	$2,653	$2,563	4%
Phosphates and Fertilizers	82	80	3	127	124	2	1,549	1,550	—
Food and Consumer	23	23	—	64	64	—	2,783	2,783	—
Industrial
Chemicals	159	132	20	558	469	19	3,509	3,553	(1)
Automotive	109	101	8	305	286	7	2,798	2,832	(1)
Metals	71	67	6	183	164	12	2,577	2,448	5
Housing and Construction
Forest Products	77	77	—	209	199	5	2,714	2,584	5
Minerals	83	76	9	127	114	11	1,530	1,500	2
Waste and Equipment	46	44	5	94	76	24	2,043	1,727	18
Total Merchandise	748	687	9	1,927	1,719	12	2,576	2,502	3

Coal	319	299	7	721	720	—	2,260	2,408	(6)

Intermodal	691	657	5	455	431	6	658	656	—

Other	—	—	—	118	115	3	—	—	—

Total	1,758	1,643	7%	$3,221	$2,985	8%	$1,832	$1,817	1%

Nine Months Ended September 26, 2014 and September 27, 2013

	Volume			Revenue			Revenue Per Unit
	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change
Agricultural
Agricultural Products	309	277	12%	$829	$712	16%	$2,683	$2,570	4%
Phosphates and Fertilizers	251	250	—	404	403	—	1,610	1,612	—
Food and Consumer	71	72	(1)	199	201	(1)	2,803	2,792	—
Industrial
Chemicals	462	395	17	1,630	1,413	15	3,528	3,577	(1)
Automotive	321	319	1	901	897	—	2,807	2,812	—
Metals	210	199	6	532	488	9	2,533	2,452	3
Housing and Construction
Forest Products	230	224	3	613	583	5	2,665	2,603	2
Minerals	217	208	4	345	325	6	1,590	1,563	2
Waste and Equipment	117	111	5	232	196	18	1,983	1,766	12
Total Merchandise	2,188	2,055	6	5,685	5,218	9	2,598	2,539	2

Coal	942	906	4	2,127	2,216	(4)	2,258	2,446	(8)

Intermodal	2,029	1,916	6	1,325	1,260	5	653	658	(1)

Other	—	—	—	340	300	13	—	—	—

Total	5,159	4,877	6%	$9,477	$8,994	5%	$1,837	$1,844	—%

(a) Previously reported 2013 other revenue, total revenue and total revenue per unit have been revised as disclosed in CSX's most recent annual report on Form 10-K.

CSX Corporation

VOLUME AND REVENUE
Volume increased 7% year over year with growth across most markets. Revenue increased by 8% year over year driven by this broad-based volume growth.

Merchandise
Agricultural Sector
Agricultural Products - Volume growth was driven by increased shipments of grain and ethanol. A combined record corn and soybean crop in 2013 led to higher grain shipments and has reduced U.S. corn prices resulting in increased ethanol production.

Phosphates and Fertilizers - Volume growth was driven by increased shipments of finished fertilizer products to replenish inventories. The severe weather earlier this year delayed the planting season and fertilizer application pushing the timing of rebuilding inventories into the third quarter.

Food and Consumer - Volume was flat due to lower shipments of canned goods due to competitive losses offset by growth in alcoholic beverage shipments due to a customer’s gain in market share.

Industrial Sector
Chemicals - Volume growth was driven by an increase in energy-related shipments that included crude oil, liquefied petroleum gas (LPG) and frac sand. The rise in crude oil shipments to east coast refineries was due to increased supply of low cost crude from shale drilling activity.

Automotive - Volume increased in finished vehicle shipments as North American light vehicle production grew.

Metals - Volume growth was driven by an increase in sheet steel shipments due to growth in automotive production and competitive gains.

Housing and Construction Sector
Forest Products - Volume was flat resulting from an increase in building products due to the continued recovery in the residential housing market. This growth was offset by a decrease in paper products as a result of competitive losses and limited equipment capacity due to network performance.

Minerals - Volume increased due to growth in aggregates (which includes crushed stone, sand and gravel) driven by the continued recovery in construction activity and from shipping delays earlier this year.

Waste and Equipment - Volume increased due to growth in machinery shipments of wind energy components and municipal solid waste shipments from a new service offering to a customer location. This growth was partially offset by lower industrial waste shipments due to the completion of one-time remediation projects.

Coal
Coal volume increased due to higher shipments of domestic coal attributable to marketplace gains and utilities replenishing stockpiles as a result of the colder-than-normal winter. This growth was partially offset by a decrease in export coal as a result of continued weakness in the global market.

Intermodal
Domestic volume increased as a result of growth with existing customers and continued success with highway-to-rail conversions. International volume also increased due to growth with customers in global container shipments moving to inland destinations.

Other
Other revenue increased as a result of higher incidental and various other revenue. This increase was partially offset by lower revenue recognized from customers who did not meet minimum contractual volumes in the quarter of $17 million compared to $51 million in the prior year.

CSX Corporation

EXPENSE
Expenses in the third quarter 2014 increased $100 million from the prior year's third quarter. Significant variances are described below.
Labor and Fringe expense increased $54 million due to the following:

•	Volume-related costs were $25 million higher.

•	Inflation resulted in $18 million additional cost.

•
Labor costs were $15 million higher due to an amended locomotive maintenance agreement where CSX now provides oversight of the labor force. Outside service costs shifted from material, supplies and other to labor and fringe and overall expense is neutral for the quarter.

•	Other costs were $4 million lower primarily due to reduced pension costs partially offset by various other labor costs.
Materials, Supplies and Other expense increased $34 million due to the following:

•	Volume-related costs were $23 million higher primarily due to higher volume and resource levels.

•	Casualty and other costs were $16 million higher mainly due to the resolution of claims for prior years.

•	Inflation resulted in $10 million additional cost.

•	Other costs were $15 million lower due to an amended locomotive maintenance agreement referenced above.
Fuel expense decreased $14 million due to the following:

•	Lower price decreased expense by $20 million.

•	Improved efficiency reduced expense by $10 million.

•	Volume-related costs were $32 million higher.

•	Other fuel savings of $16 million were primarily due to a prior year adjustment to an interline fuel receivable. (See Fuel Statistics table below).
Depreciation expense increased $14 million due to a larger asset base.
Equipment and Other Rents expense was $12 million higher due to inflation, volume and longer car cycle times.

FUEL STATISTICS

	Quarters Ended			Nine Months Ended
(Dollars and Gallons In Millions, Except Price per Gallon)	Sep. 26, 2014	Sep. 27, 2013	Change	Sep. 26, 2014	Sep. 27, 2013	Change
Estimated Locomotive Fuel Consumption (Gallons)	122.3	115.2	(7.1)	379.1	359.3	(19.8)
Price per Gallon (Dollars)	$3.00	$3.17	$0.17	$3.07	$3.20	$0.13
Total Locomotive Fuel Expense	$367	$365	$(2)	$1,163	$1,149	$(14)
Other	26	42	16	92	99	7
Total Fuel Expense	$393	$407	$14	$1,255	$1,248	$(7)

EMPLOYEE COUNTS (Estimated)

	2014	2013	Change
July	31,355	31,291	64
August	31,405	31,277	128
September	31,676	31,226	450

Average	31,479	31,265	214

CSX Corporation

OPERATING STATISTICS (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 26, 2014	Sep. 27, 2013	Improvement / (Deterioration)	Sep. 26, 2014	Sep. 27, 2013	Improvement / (Deterioration)
Coal (Millions of Tons)
Domestic
Utility	20.1	17.3	16%	58.8	50.5	16%
Coke, Iron Ore and Other	7.3	6.3	16	18.3	17.4	5
Total Domestic	27.4	23.6	16	77.1	67.9	14
Export
Metallurgical	5.5	5.8	(5)	17.5	19.2	(9)
Thermal	3.2	4.2	(24)	12.0	14.6	(18)
Total Export	8.7	10.0	(13)	29.5	33.8	(13)

Total Coal	36.1	33.6	7%	106.6	101.7	5%

Revenue Ton-Miles (Billions)
Merchandise	37.1	33.2	12%	110.3	100.7	10%
Coal	17.3	16.3	6	51.6	49.4	4
Intermodal	6.8	6.4	6	20.2	18.6	9
Total	61.2	55.9	9%	182.1	168.7	8%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	111.4	102.7	8%	330.3	310.4	6%
(Excludes locomotive gross ton-miles)

Safety and Service Measurements
FRA Personal Injury Frequency Index	1.05	0.93	(13)%	0.98	0.91	(8)%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	2.41	1.87	(29)%	2.30	1.93	(19)%
(Number of FRA-reportable train accidents per million train miles)

On-Time Originations	54%	90%	(40)%	57%	90%	(37)%
On-Time Arrivals	43%	83%	(48)%	45%	83%	(46)%

Train Velocity (Miles per hour)	20.2	23.3	(13)%	20.0	23.3	(14)%
Dwell (Hours)	26.3	21.8	(21)%	26.3	22.0	(20)%

Cars-On-Line (a)	205,964	182,002	(13)%	203,339	182,380	(11)%

Resources			Increase / (Decrease)
Route Miles	20,770	20,859	—%
Locomotives (Owned and long-term leased)	4,259	4,242	—%
Freight Cars (Owned and long-term leased)	67,175	68,495	(2)%
Containers (Owned and long-term leased)	16,273	14,865	9%
(a) Cars-on-line increased approximately 14,000 or 7.5% in 2014 due to a calculation error correction made by the American Association of Railroads in February 2014.  This error impacted the industry cars-on-line since 2011.  Previously reported amounts have not been adjusted to reflect this correction.

CSX Rail Network

Syracuse
Selkirk
Buffalo
Detroit
Chicago
Stanley
Walbridge
Cleveland
Willard
Greenwich
Cumberland
Columbus
Curtis Bay
Locust Point
Avon
Cincinnati
Russell
Richmond
Evansville
Louisville
Erwin
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Major Terminals
I-90 Corridor
I-95 Corridor
Southeastern Corridor
Coal Network
CSX Rail Network
Mobile
Jacksonville
New Orleans
Tampa